Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DECEMBER 1, 2021

BY AND AMONG

COLUMBIA BANK MHC,

COLUMBIA FINANCIAL, INC.,

COLUMBIA BANK

AND

RSI BANCORP, M.H.C.

RSI BANCORP, INC.

RSI BANK

TABLE OF CONTENTS

Page No.

ARTICLE I	Definitions	2

ARTICLE II	The Merger	9
2.1	The Merger	9
2.2	Closing	11
2.3	Effective Time	11
2.4	Effect on Outstanding Shares of Columbia Financial Common Stock	11
2.5	Alternative Structure	12

ARTICLE III	Representations and Warranties	12
3.1	Disclosure Letters	12
3.2	Representations and Warranties of RSI	12
3.3	Representations and Warranties of Columbia	28

ARTICLE IV	Conduct Pending the Merger	35
4.1	Forbearances by RSI	35
4.2	Forbearances by Columbia	38
4.3	Board and Committee Minutes	39
4.4	Undertakings by the Parties	39
4.5	Absence of Control40

ARTICLE V	Covenants	40
5.1	Acquisition Proposals	40
5.2	Advice of Changes	41
5.3	Access to Information; Confidentiality	42
5.4	Applications; Consents	43
5.5	Antitakeover Provisions	43
5.6	Additional Agreements	44
5.7	Press Releases and Announcements	44
5.8	[Intentionally Omitted]	44
5.9	RSI Depositors Meeting	44
5.10	RSI Proxy Statement	45
5.11	Notification of Certain Matters	45
5.12	Employee Benefits Matters	46
5.13	Indemnification	48
5.14	Post-Merger Closing Governance	49
5.15	RSI Divisional Board	50
5.16	Registration of Columbia Financial Common Stock	50
5.17	Establishment of RSI Foundation	50
5.18	Updated Disclosure Letters	50

ARTICLE VI	Conditions to Consummation	51
6.1	Conditions to Each Party’s Obligations	51

i

6.2	Conditions to the Obligations of Columbia	51
6.3	Conditions to the Obligations of RSI	52

ARTICLE VII	Termination	53
7.1	Termination	53
7.2	Termination Fee	54
7.3	Effect of Termination	55

ARTICLE VIII	General Provisions	55
8.1	Interpretation	55
8.2	No Survival of Representations	55
8.3	Waiver; Amendment	55
8.4	Counterparts	55
8.5	Governing Law	55
8.6	Expenses	56
8.7	Notices	56
8.8	Assignment	57
8.9	No Third-Party Beneficiaries	57
8.10	Entire Agreement; etc	57
8.11	Investigation of Representations, Warranties and Covenants	57
8.12	Delivery by Facsimile or Electronic Transmission	58
8.13	Severability	58
8.14	No Presumption Against Drafting Party	58
8.15	Confidential Supervisory Information	58

Exhibit A: Form of Voting Agreement

Exhibit B: Form of MHC Merger Agreement

Exhibit C: Form of Mid-Tier Merger Agreement

Exhibit D: Form of Bank Merger Agreement

ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 1st day of December, 2021 (this “Agreement”), by and among Columbia Bank MHC, a federally chartered mutual holding company (“Columbia Bank MHC”), Columbia Financial, Inc., a Delaware chartered subsidiary holding company (“Columbia Financial”), Columbia Bank, a federally chartered stock savings bank (“Columbia Bank”) (Columbia Bank MHC, Columbia Financial and Columbia Bank (including the Columbia Subsidiaries, as defined herein) being collectively referred to as “Columbia” or the “Columbia Entities”), and RSI Bancorp, M.H.C., a New Jersey chartered mutual holding company (“RSI MHC”), RSI Bancorp, Inc. a Delaware chartered subsidiary holding company (“RSI Bancorp”) and RSI Bank, a New Jersey chartered stock savings bank (“RSI Bank”) (RSI MHC, RSI Bancorp and RSI Bank (including the RSI Subsidiaries, as defined herein) being collectively referred to as “RSI” or the “RSI Entities”).

Introductory Statement

Columbia Bank MHC owns approximately 63% of the outstanding common stock of Columbia Financial, which in turn owns 100% of the capital stock of Columbia Bank.

RSI MHC owns 100% of the outstanding common stock of RSI Bancorp, which in turn owns 100% of the capital stock of RSI Bank.

The Board of Directors of each of Columbia Bank MHC, Columbia Financial, Columbia Bank and RSI MHC, RSI Bancorp and RSI Bank have determined that this Agreement, the Merger (as defined in Article I) and the related transactions contemplated hereby, are advisable and in the best interests of Columbia, RSI, the depositors of RSI Bank, the members of Columbia Bank MHC and the stockholders of Columbia Financial.

Columbia and RSI each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Columbia’s willingness to enter into this Agreement, certain directors and executive officers of RSI have entered into a Voting Agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she, if required, will cast his or her votes in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
ALLL	Section 3.2(t)(iv)
Bank Merger	Section 2.1(a)(iii)
Bank Merger Certificate	Section 2.1(a)(iii)
Bank Regulatory Approvals	Section 3.3(f)
BHC Act	Section 3.2(a)(i)
Charter Conversion	Section 2.1(a)(iii)
Closing	Section 2.2
Closing Date	Section 2.2
Columbia	Preamble
Columbia Bank	Preamble
Columbia Employee Plan	Section 3.3(q)
Columbia Entity	Preamble
Columbia Entities	Preamble
Columbia Exchange Act Reports	Section 3.3(h)
Columbia Financial Statements	Section 3.3(i)
Columbia Bank MHC	Preamble
Columbia Financial	Preamble
D&O Insurance	Section 5.13(c)
Disclosure Letter	Section 3.1
Effective Date	Section 2.3
Effective Time ESOP	Section 2.3 Section 5.12(e)
FDIC	Section 2.1(a)(i)
Federal Reserve Board	Section 2.1(a)(i)
Indemnified Party	Section 5.13(a)
Merger Certificates	Section 2.3
MHC Merger	Section 2.1(a)(i)
MHC Merger Certificate	Section 2.1(a)(i)
Mid-Tier Merger	Section 2.1(a)(ii)
Mid-Tier Merger Certificate	Section 2.1(a)(ii)
New Jersey Banking Statute	Section 2.1(a)(i)
NJDOBI	Section 2.1(a)(i)
Officers	Section 5.12(a)(i)
PBGC	Section 3.2(q)(ii)
Pension Plan	Section 3.2(q)(ix)
PPP Premium Limit	Section 3.2(t)(vi)(D) Section 5.13(c)
Regulatory Agreement	Section 3.2(k)
RSI 2020 Audited Financial Statements	Section 3.2(g)
RSI Bancorp	Preamble
RSI Bank	Preamble

RSI	Preamble
RSI Continuing Employee	Section 5.12(a)
RSI Depositors Meeting	Section 5.9
RSI Divisional Board	Section 5.15
RSI Employee Plans	Section 3.2(q)(i)
RSI Entities	Preamble
RSI Financial Statements	Section 3.2(g)
RSI MHC	Preamble
RSI Proxy Statement	Section 5.10(a)
RSI Qualified Plan	Section 3.2(q)(v)
RSI Reports	Section 3.2(f))
RSI Subsidiaries	Section 3.2(a)(iii)
RSI Unaudited Financial Statements	Section 3.2(g)

For purposes of this Agreement:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Columbia) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any proposal or offer with respect to the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving RSI; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of RSI’s consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of RSI as of the Effective Date, as determined by an Independent Appraisal. The Appraised Value will be determined as of a date no earlier than twenty (20) calendar days before the Effective Date.

“Bank Regulator” means any federal or state governmental authority charged with the supervision or regulation of FDIC insured depository institutions or holding companies for FDIC insured depository institutions.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Columbia Disclosure Letter” means the Disclosure Letter delivered by Columbia to RSI on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“Columbia Financial Common Stock” means the common stock, par value $0.01 per share, of Columbia Financial.

“Columbia Financial Common Stock Market Price Per Share” means the volume-weighted average closing price per share of Columbia Financial Common Stock as reported on Nasdaq (or such other exchange or market on which the Columbia Financial Common Stock shall then trade) for the fifteen (15) consecutive trading days ending on (and including) the Determination Date.

“Commonly Controlled Entity” means any entity under common control with RSI within the meaning of Sections 414(b), (c), (m), (o) or (t) of the IRC.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by, or required notice to, any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“CRA” means the Community Reinvestment Act, as amended.

“DGCL” means the Delaware General Corporation Law.

“Determination Date” means the certain date which is the fifth Business Day prior to the Closing Date.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, Lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Home Loan Bank” means the Federal Home Loan Bank of New York.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.

“Governmental Entity” means any federal, state or local entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (vi) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (vii) all obligations of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business); and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Independent Appraisal” shall mean the appraisal of the fair market value of RSI determined by an independent appraisal firm that is an expert in valuing mutual savings institutions, such appraisal being acceptable to the Bank Regulators and in form and substance satisfactory to RSI and Columbia.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, trade names, service marks, domain names, corporate names and all combinations thereof; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other proprietary rights.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge of Columbia” means the actual knowledge of the executive officers of Columbia identified on Schedule 1.1 of the Columbia Disclosure Letter after reasonable investigation.

“Knowledge of RSI” means the actual knowledge of the executive officers of RSI identified on Schedule 1.1 of the RSI Disclosure Letter after reasonable investigation.

“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit, including any loan participations purchased or sold.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means any change, effect, development, occurrence, event or condition that, either individually or in the aggregate, (i) has had or would reasonably be expected to have a material and adverse on the business, financial condition, or results of operations of the RSI Entities, taken as a whole, or the Columbia Entities, taken as a whole, as the case may be or; (provided, however, that with respect to this clause (i), none of the following shall be deemed in themselves, either alone or in combination, shall constitute or be deemed to constitute a “Material Adverse Effect,” and none of the following shall be taken into account in determining whether there has been or would be a Material Adverse Effect: (A) changes, after the date hereof, in Laws of general applicability to banks, thrifts, savings associations, bank holding companies and savings and loan holding companies, (B) changes, after the date hereof, in GAAP or regulatory accounting requirements generally applicable to banks, thrifts, savings associations, bank holding companies and savings and loan holding companies, (C) changes, after the date hereof, in economic conditions generally affecting banks, thrifts, savings associations, bank holding companies and savings and loan holding companies, including changes in the general level of market interest rates, or general market, economic, financial, capital markets or political or regulatory conditions in the United States, (D) a natural disaster or other force majeure event or the declaration of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement, (E) changes, after the date hereof, in national or international political or social conditions and any civil unrest or rioting, including the escalation of war or major hostilities by the United States, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of terrorist attacks upon or within the United States, (F) any failure, in and of itself, by RSI or Columbia to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (G) the public announcement of the Merger and the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, and (H) with respect to any of the RSI Entities, the effects of any action taken or failed to be taken with the prior written consent of Columbia or as otherwise required by this Agreement; except that the effect of any of the changes described in subclauses (A) through (E) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the RSI Entities as a whole or on the Columbia Entities as a whole, as the case may be, as measured relative to similarly situated companies in the financial services industry, on the other hand, or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

“Merger” means, collectively, the MHC Merger, Mid-Tier Merger and Bank Merger.

“NDA” means the Confidentiality and Non-Disclosure Agreement dated June 2, 2021 between RSI and Columbia.

“OFAC” means the Office of Foreign Assets Control.

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary course of business of the RSI Entities or the Columbia Entities, as applicable, consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Qualified Thrift Lender” means an institution that either (i) qualifies as a “domestic building and loan association” under Section 7701(a)(19) of the Internal Revenue Code or (ii) has qualified thrift investments equal to or exceeding 65% of the institution’s portfolio assets, as provided in 12 USC Section 1467a(m)(1)(A) and (B)(i) as such terms and definitions are interpreted and applied by the FDIC and OCC.

“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representative” means, with respect to an entity, such entity’s officers, directors or employees, or any investment bankers, financial or other advisors, attorneys, accountants, consultants or other representatives or agents engaged or retained by any of them.

“RSI Disclosure Letter” means the Disclosure Letter delivered by RSI to Columbia on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that RSI’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisors, would, if consummated, result in a transaction that is more favorable to the sole stockholder of RSI, the sole stockholder of RSI Bank, the depositors of RSI Bank and/or the communities served by RSI Bank, than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal, and any other relevant factors permitted under applicable Law).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

“Termination Fee” means $2,500,000.

“Voting Agreement” means the agreement, in the form of Exhibit A hereto, executed by certain of the directors and executive officers of RSI to cast his or her votes in favor of this Agreement and the Merger.

ARTICLE II
The Merger

2.1           The Merger.

(a)            General. On the Effective Date, upon the terms and conditions contained in this Agreement, the Merger will be effected as follows and in the order presented below:

(i)                 The MHC Merger. RSI MHC shall merge with and into Columbia Bank MHC, with Columbia Bank MHC as the surviving entity pursuant to this Agreement and the terms of the merger agreement substantially in the form of Exhibit B hereto (the “MHC Merger”). The separate existence of RSI MHC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of RSI MHC shall be transferred to and assumed by Columbia Bank MHC as the surviving entity in the MHC Merger, without further act or deed, all in accordance with the New Jersey Banking Act of 1948 (the “New Jersey Banking Statute”) and the HOLA and regulations of the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the New Jersey Department of Banking and Insurance (“NJDOBI”). As a result of the MHC Merger, each holder of a deposit account in RSI Bank as of the MHC Merger Effective Time, as defined below, shall become a member of Columbia Bank MHC as if such deposit account had been established at Columbia Bank, and all deposit accounts established at RSI Bank prior to the MHC Merger Effective Date shall confer on a depositor the same rights and privileges in Columbia Bank MHC as if such deposit account had been established at Columbia Bank on the date established at RSI Bank for purposes of any subscription rights in any future conversion of Columbia Bank MHC to stock form. Except as otherwise set forth herein, the directors and officers of Columbia Bank MHC immediately prior to the MHC Merger Effective Time shall be the directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified. The charter and bylaws of Columbia Bank MHC as in effect immediately prior to the Effective Time shall be the charter and bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. On or before the date that the MHC Merger is consummated, Columbia Bank MHC and RSI MHC, respectively, shall cause to be filed a certificate of merger with the NJDOBI in accordance with the New Jersey Banking Statute (the “MHC Merger Certificate”). The MHC Merger shall become effective as of the date and time specified in the MHC Merger Certificate (“MHC Merger Effective Time”).

(ii)              The Mid-Tier Merger. RSI Bancorp shall merge with and into Columbia Financial or a to be-formed, wholly owned Subsidiary thereof, with Columbia Financial (or such wholly-owned Subsidiary of Columbia Financial) as the surviving entity pursuant to this Agreement and the terms of the merger agreement set forth as Exhibit C hereto (the “Mid-Tier Merger”). The separate existence of RSI Bancorp shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of RSI shall be transferred to and assumed by Columbia Financial (or such wholly owned Subsidiary of Columbia Financial) as the surviving entity in the Mid-Tier Merger, without further act or deed, all in accordance with the DGCL and the HOLA, and the applicable regulations of the Federal Reserve Board. Except as otherwise set forth herein, the directors and officers of Columbia Financial immediately prior to the Mid-Tier Merger Effective Time, as defined below, shall be the directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified. The certificate of incorporation and bylaws of Columbia Financial as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. On or before the Closing Date, Columbia Financial and RSI Bancorp, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Mid-Tier Merger Certificate”). The Mid-Tier Merger shall become effective as of the date and time specified in the Mid-Tier Merger Certificate (“Mid-Tier Merger Effective Time”).

(iii)            The Bank Merger. RSI Bank will merge with and into Columbia Bank with Columbia Bank as the resulting institution pursuant to this Agreement and the terms of the merger agreement set forth as Exhibit D hereto (the “Bank Merger”). In the event that RSI Bank is required to (A) convert from a New Jersey stock savings bank to either a New Jersey stock savings association or a federal stock savings association; (B) make an election under Section 10(l) of HOLA to be treated as a savings association; or (C) take any other action as approved or required by the applicable Bank Regulators (collectively, the “Charter Conversion”) in order to consummate the transactions contemplated by this Agreement, RSI Bank will take all steps necessary to complete the Charter Conversion immediately prior to the Effective Time of the Merger. At the Effective Time of the Merger, the separate corporate existence of RSI Bank shall cease. Columbia Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OCC thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each holder of a deposit account in RSI Bank as of the Effective Time of the Merger shall have the same rights and privileges in Columbia Bank and Columbia MHC as if such deposit account had been established at Columbia Bank on the date established at RSI Bank, and all deposit accounts established at RSI Bank prior to the Effective Time of the Merger shall confer on a depositor the same rights and privileges in Columbia Bank and Columbia MHC as if such deposit account had been established at Columbia Bank on the date established at RSI Bank. On or before the Closing Date, Columbia Bank and RSI Bank, respectively, shall cause to be filed a notice with the OCC under HOLA and a certificate of ownership and merger with the NJDBOI in accordance with the New Jersey Banking Statute (collectively, the “Bank Merger Certificate”).

(b)               Approvals of Bank Regulators. The Merger shall not be effective (i) until and unless the acquisition of RSI MHC and RSI Bancorp by Columbia Bank MHC and Columbia is approved by the Federal Reserve Board and the NJDOBI, as applicable, and the Bank Merger is approved by the OCC, the NJDOBI and the FDIC, as applicable and (ii) if required, the Charter Conversion is approved by the OCC, the NJDOBI, and FDIC, as applicable. The Effective Date of the Merger shall be the date on which the MHC Merger, Mid-Tier Merger and Bank Merger are effective.

(c)               Directors; Officers. The directors and senior executive officers of each Columbia Entity, as the resulting entities following the Merger, shall be those persons identified in Exhibits B – D, respectively.

2.2          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable once the conditions in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) but in any event within 5 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”), by the electronic (PDF), facsimile or overnight courier exchange of executed documents; provided, that if Columbia and RSI mutually agree to a physical closing, the Closing shall take place at the offices of Columbia, located at 19-01 Route 208 North, Fair Lawn, New Jersey 07410.

2.3          Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver and file (a) the Mid-Tier Merger Certificate with the Secretary of State of the State of Delaware, and (b) the MHC Merger Certificate and the Bank Merger Certificate with the NJDOBI (together, with Mid-Tier Merger Certificate, the “Merger Certificates”). The Merger shall become effective on such date (the “Effective Date”) and at such time as the parties hereto agree and specify in the Merger Certificates (the time such merger becomes effective being the “Effective Time”).

2.4          Effect on Outstanding Shares of Columbia Financial Common Stock.

(a)               Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Columbia Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Columbia Financial and shall not be affected by the Merger.

(b)               At the Effective Time, Columbia Financial shall issue to Columbia Bank MHC a number of additional shares of Columbia Financial Common Stock equal to the quotient obtained by dividing the Appraised Value by the Columbia Financial Common Stock Market Price Per Share rounded up to the nearest whole number of shares.

2.5          Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Columbia may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Columbia may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors of RSI; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time; or (iii) change the benefits or other arrangements provided to or on behalf of RSI directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III
Representations and Warranties

3.1          Disclosure Letters. Prior to the execution and delivery of this Agreement, RSI on the one hand, and Columbia on the other hand, have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Sections 3.2 and 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the section/subsection of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2          Representations and Warranties of RSI. Except as set forth in the RSI Disclosure Letter, RSI represents and warrants the following to Columbia:

(a)            Organization and Authority.

(i)                 RSI MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the State of New Jersey and is registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). RSI Bancorp is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a bank holding company under the BHC Act. RSI Bank is a stock savings bank validly existing under the laws of State of New Jersey and is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and no other Subsidiary of RSI Bancorp is an “insured depository institution.” Each of RSI MHC, RSI Bancorp and RSI Bank have all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of RSI MHC, RSI Bancorp and RSI Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on RSI.

(ii)              RSI Bank’s deposits are insured by the FDIC to the fullest extent permitted by law, and, since January 1, 2016, RSI Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act and the NJDOBI. RSI Bank is a member in good standing of the Federal Home Loan Bank and owns the requisite amount of stock therein. As of June 30, 2021, RSI Bank’s asset composition would allow it to qualify as a Qualified Thrift Lender.

(iii)            RSI MHC has no direct Subsidiaries other than RSI Bancorp. RSI Bancorp has no direct Subsidiaries other than RSI Bank and Highlander Investment Company. The only Subsidiary of RSI Bank is RSI Insurance Agency, Inc. (collectively, Highlander Investment Company and RSI Insurance Agency, Inc. are referred to as the “RSI Subsidiaries”). Each of the RSI Subsidiaries are duly organized, validly existing and in good standing under the laws of the State of New Jersey. The activities conducted by each of the RSI Subsidiaries is permissible under applicable law for subsidiaries of mutual holding companies, bank holding companies and New Jersey chartered savings banks.

(b)           Capital Structure.

(i)                 As of the date of this Agreement, (A) RSI MHC does not have any authorized or outstanding capital stock, and (B) RSI MHC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RSI MHC to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of RSI MHC or obligating RSI MHC to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(ii)              As of the date of this Agreement, (A) RSI Bancorp has (i) twenty-five hundred (2,500) shares of common stock, $0.01 par value per share, authorized, one thousand (1,000) of which are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued to RSI MHC in full compliance with applicable laws and (ii) five hundred (500) shares of preferred stock, $0.01 par value per share, authorized, none of which are issued and outstanding, and (B) RSI Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RSI Bancorp to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of RSI Bancorp or obligating RSI Bancorp to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. RSI MHC is the record and beneficial owner of all issued and outstanding shares of RSI Bancorp common stock.

(iii)            As of the date of this Agreement, (A) RSI Bank has (i) five million (5,000,000) shares of common stock par value, $2.00 per share, authorized, two hundred and fifty thousand (250,000) of which are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued to RSI in compliance with applicable laws and (ii) no shares of preferred stock authorized or outstanding, and (B) RSI Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating RSI Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of RSI Bank or obligating RSI Bank to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. RSI Bancorp is the record and beneficial owner of all issued and outstanding shares of RSI Bank common stock.

(c)               Authority. Each of RSI MHC, RSI Bancorp and RSI Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(e), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of RSI MHC, RSI Bancorp and RSI Bank, and, except for the approval and adoption of this Agreement by the depositors of RSI Bank, if required by the Bank Regulators, no other corporate proceedings on the part of RSI MHC, RSI Bancorp and RSI Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of RSI MHC, RSI Bancorp and RSI Bank and, assuming due and valid execution and delivery of this Agreement by Columbia, constitutes a valid and binding obligation of each of RSI MHC, RSI Bancorp and RSI Bank, enforceable in accordance with its terms, subject to the Remedies Exception.

(d)               No Violations. The execution, delivery and performance of this Agreement by each of RSI MHC, RSI Bancorp and RSI Bank does not, and the consummation of the transactions contemplated by this Agreement will not,  assuming any required depositor and governmental approvals have been obtained and the applicable waiting periods have expired, (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which any RSI Entity (or any of its properties) is subject, (ii) violate the chartering documents or bylaws of any RSI Entity or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of any RSI Entity under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which any RSI Entity is a party, or to which any of its properties or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on RSI considered as a whole.

(e)               Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity, except for the approval of depositors referred to in Section 5.9, if required, or any third party are required to be made or obtained in connection with the execution and delivery by RSI of this Agreement or the consummation by RSI of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of the related waiting period required by federal and state banking authorities, including filings and notices with the Federal Reserve Board, the OCC, the FDIC and the NJDOBI and (ii) the filing of the Mid-Tier Merger Certificate with the Secretary of State of the State of Delaware and the filing of MHC Merger Certificate and the Bank Merger Certificate with the NJDOBI. As of the date hereof, RSI has no knowledge of any reason pertaining to RSI why any of the approvals referred to in this Section 3.2(e) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(f)                Governmental Filings. RSI has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the FDIC, the Federal Reserve Board, the NJDOBI and any other Governmental Entity (“RSI Reports”), except where the failure to file such report, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RSI. As of their respective dates, each of the RSI Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the RSI Reports fairly presented in all material respects the financial position of RSI on a consolidated basis, RSI MHC alone or each of the RSI Entities alone, as the case may be (subject, in the case of unaudited financial statements, to year-end audit adjustments as permitted by GAAP and immaterial in nature and amount), and was prepared in all material respects in accordance with GAAP or applicable regulations (except as may be expressly disclosed in the financial statements or notes thereto).

(g)               Financial Statements. RSI has previously provided to Columbia its audited consolidated balance sheets as of December 31, 2020 and 2019 and related audited consolidated statements of income, for each of the two years in the period ended December 31, 2020 (the “RSI 2020 Audited Financial Statements”) and its unaudited consolidated balance sheets as of June 30, 2021 and related unaudited consolidated statements of income for the six month period ended June 30, 2021 (“RSI Unaudited Financial Statements”) (collectively, the “RSI Financial Statements”). The RSI Financial Statements were prepared from the books and records of RSI, fairly present in all material respects the financial position of RSI at and as of the dates indicated and the results of operations, retained earnings and cash flows of RSI for the periods indicated and have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the RSI Entities have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(h)               Undisclosed Liabilities. RSI has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the balance sheet of RSI as of December 31, 2020, except for (i) liabilities incurred since December 31, 2020 in the Ordinary Course of Business that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on RSI, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(i)                 Absence of Certain Changes or Events. Except as set forth in the RSI Disclosure Letter, since January 1, 2021; (i) RSI has conducted its business only in the Ordinary Course of Business; (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on RSI; (iii) except as contemplated by Section 5.12 of this Agreement, there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by RSI to any of its directors, officers or employees, other than in conformity with the policies and practices of RSI in the Ordinary Course of Business; (iv) except as contemplated by Section 5.12 of this Agreement, RSI has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of RSI in the Ordinary Course of Business; and (v) there has been no change in any accounting principles, practices or methods of RSI other than as required by GAAP.

(j)                 Litigation. Except as set forth in the RSI Disclosure Letter, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of RSI, threatened against RSI or any property or asset of RSI that, (i) are seeking damages or declaratory relief against RSI, or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of RSI, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against RSI. Except as set forth in the RSI Disclosure Letter, there are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against RSI.

(k)               Absence of Regulatory Actions. Since January 1, 2016, and subject to Section 8.15 of this Agreement, none of the RSI Entities have been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has any RSI Entity been subject to any action, proceeding, order or directive by, any Bank Regulator, or has adopted any board resolutions at the request of any Bank Regulator, or has been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking (each, a “Regulatory Agreement”). To the knowledge of RSI, and subject to Section 8.15 of this Agreement, there are no material unresolved violations, criticisms or exceptions by any Governmental Regulator with respect to any report or statement relating to any examination of RSI.

(l)                 Compliance with Laws. Each of the RSI Entities conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RSI. Each of the RSI Entities and each of the Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted in all material respects; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of RSI, threatened, except where the failure to have such permits, licenses, certificates of authority, orders and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RSI. RSI is not in violation of and neither RSI nor any of the RSI Entities or the RSI Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RSI.

(m)          Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of RSI have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by RSI have been paid in full or adequate provision has been made for any such Taxes. Except as set forth in the RSI Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of RSI, and no claim has been made by any authority in a jurisdiction where RSI does not file tax returns that RSI is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to RSI have been paid in full or adequate provision has been made for any such Taxes. RSI has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. RSI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and RSI has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Except as set forth in the RSI Disclosure Letter, RSI is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment to any individual of any “excess parachute payments” within the meaning of Section 280G of the IRC and RSI has not made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(n)           Agreements.

(i)                 The RSI Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which any of the RSI Entities, or the RSI Subsidiaries, is a party or is bound:

(A)             with any officer of RSI the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving RSI of the nature contemplated by this Agreement;

(B)              with respect to the employment of any directors, officers, employees or consultants;

(C)              pursuant to which any of the benefits under such agreement, commitment or understanding will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(D)            that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of RSI (or, following the consummation of the transactions contemplated hereby, Columbia or any of its Subsidiaries); (2) obligates RSI or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Columbia or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis; or (3) requires referrals of business or requires RSI to make available investment opportunities to any person on a priority or exclusive basis;

(E)             pursuant to which RSI may become obligated to invest in or contribute capital to any entity;

(F)             that relates to borrowings of money (or guarantees thereof) by RSI in excess of $250,000, other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the Ordinary Course of Business;

(G)             which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis;

(H)            that was not made in the Ordinary Course of Business which is material to RSI and is to be performed in whole or in part at or after the execution of this Agreement or was entered into not more than two years before such execution. The only contracts that need be identified are those as to which RSI is a party or has succeeded to a party by assumption or assignment or in which RSI has a beneficial interest;

(I)              that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of RSI;

(J)              that relates to the involvement of RSI in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(K)             upon which RSI’s business is substantially dependent, as in the case of continuing contracts to sell the major part of RSI’s products or services or to purchase the major part of RSI’s requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which RSI’s business depends to a material extent;

(L)             calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 5% of the net book value of the fixed assets of RSI as of June 30, 2021;

(M)           which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum;

(N)            which is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of the RSI participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of the RSI participates shall be identified unless immaterial in amount or significance; and

(O)             which is not of the type described in clauses (A) through (N) above and that involved payments by, or to, RSI in the fiscal year ended December 31, 2020, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2021, of more than $100,000 (excluding Loans or deposits) or the termination of which would require payment by RSI in excess of $100,000; or

(P)              that, to RSI’s Knowledge, would prevent, materially delay or materially impede RSI’s ability to consummate the Merger or the other transactions contemplated hereby.

(ii)            RSI is not in default under (and, to the Knowledge of RSI, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of RSI, no other party to any such agreement (excluding any loan or extension of credit made by RSI) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on RSI.

(o)           Intellectual Property. RSI owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The RSI Disclosure Letter sets forth a complete and correct list of Intellectual Property owned by or licensed to RSI for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party Intellectual Property that RSI is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the Ordinary Course of Business and/or otherwise reside on desktop computers. With respect to each item of Intellectual Property owned by RSI, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that RSI is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to RSI. Since January 1, 2016 RSI has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that RSI must license or refrain from using any intellectual property rights of a third party). To the Knowledge of RSI, RSI has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of RSI.

(p)           Labor Matters.

(i)                 Since January 1, 2016, RSI has been in compliance in all material respects with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. RSI is not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and RSI is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of RSI, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving RSI pending or, to the Knowledge of RSI, threatened.

(ii)              The RSI Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of RSI and any consultants or independent contractors providing services to RSI; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The RSI Disclosure Letter also identifies the names of RSI employees who are absent from work due to family medical leave or military leave, or who are receiving worker’s compensation benefits or disability compensation. Other than compensation and benefits payable in the Ordinary Course of Business the payment of which is not delinquent, there are no unpaid wages, bonuses or commissions or other amounts owed to any employee or former employee of RSI.

(iii)            RSI has not classified any Person as an “independent contractor” or any similar status who, under applicable law or the provision of any RSI Employee Plans, should have been classified as an employee. RSI has no material liability for improperly excluding any person who provides or has provided services to RSI in any capacity from participating in any RSI Employee Plans.

(iv)             Except as set forth in the RSI Disclosure Letter, RSI does not permit the rollover of more than four (4) days of vacation time into the following calendar year.

(q)           Employee Benefit Plans.

(i)                 The RSI Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of RSI (hereinafter referred to collectively as the “RSI Employee Plans”). There has been no announcement or commitment by RSI to create an additional RSI Employee Plan, or to amend any RSI Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such RSI Employee Plan and those amendments are set forth in the RSI Disclosure Letter.

(ii)              With respect to each RSI Employee Plan, RSI has previously made available to Columbia true, correct and complete copies of the following documents, to the extent applicable: (A) such RSI Employee Plan, including all amendments thereto; (B) each trust agreement, insurance contract or other funding arrangement relating to such RSI Employee Plan, including amendments thereto; (C) the most recent summary plan description and summary of material modifications thereto for such RSI Employee Plan, to the extent available, if the RSI Employee Plan is subject to Title I of ERISA; (D) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed; (E) the most recent actuarial report or valuation if such RSI Employee Plan is a defined benefit pension plan and any subsequent changes to the actuarial assumptions contained therein; (F) all material notices, correspondence and filings within the last three (3) years concerning the IRS, Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”), or other governmental entity requests for information, correction filings, audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the IRC, or “reportable events” within the meaning of Section 4043 of ERISA; and (G) copies of the most recently filed IRS Forms 1094 and 1095.

(iii)            Each RSI Employee Plan has been established, documented, operated, funded and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Except as set forth in the RSI Disclosure Letter, neither RSI nor any of the RSI Entities has taken any corrective action or made a filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Entity with respect to any RSI Employee Plan, and to the Knowledge of RSI, there are no plan defects that would qualify for correction under any such program. Each RSI Employee Plan can be amended, terminated, frozen or otherwise discontinued after the Effective Time in accordance with its terms.

(iv)             There is no pending or, to the Knowledge of RSI, threatened litigation, administrative action or proceeding relating to any RSI Employee Plan. None of the RSI Entities nor, to the Knowledge of RSI, any ERISA fiduciary, has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the RSI Employee Plans that is likely to result in the imposition of any material penalties or Taxes upon RSI under Section 502(i) of ERISA or Section 4975 of the IRC. All deferred compensation plans, programs or arrangements are in compliance in all material respects, both in form and operation with Section 409A of the IRC and all guidance issued thereunder.

(v)               Each RSI Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “RSI Qualified Plan”) has received a favorable determination letter or advisory opinion (for a volume submitter document) from the IRS, and, to the Knowledge of RSI, there are not any circumstances likely to result in revocation of any such favorable determination letter.

(vi)             RSI does not have any obligations for post-retirement or post-employment welfare benefits under any RSI Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in any payment or series of payments by RSI to any person which is an “excess parachute payment” (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC; (ii) increase or secure (by way of a trust or other vehicle) any benefits payable under any RSI Employee Plan; or (iii) accelerate the time of payment or vesting of any such benefit. No RSI Employee Plan provides for the gross-up or reimbursement of any tax liabilities under Sections 409A or 4999 of the Internal Revenue Code to any party.

(vii)          All contributions required to be made with respect to any RSI Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any RSI Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of RSI. Each RSI Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(viii)        The RSI Disclosure Letter sets forth the following information regarding certain executives (current and former) who participate in a supplemental executive retirement arrangement and directors (current and former) who participate in a non-qualified deferred compensation plan maintained by RSI: (A) amounts payable to the executives under the agreements assuming termination of employment as of the Effective Date, (B) the “Base Amount” as defined under Section 280G(b)(3)(A) calculation for each contracted executive, (C)  the name of each participant, including former directors and officers who are receiving benefits or eligible for benefits under any non-qualified deferred compensation plan maintained by RSI, (D) the account balances and/or accrued benefits for each participant in any non-qualified deferred compensation plan maintained by RSI as of June 30, 2021 and (E) for each participant currently receiving benefits under a non-qualified deferred compensation plan maintained by RSI, the name of the participant, dollar amount being paid, frequency of the payment and time period for which the payments are being made.

(ix)             Except as set forth in the RSI Disclosure Letter, RSI has never maintained, established, sponsored, participated in, or contributed to, any: (i) employee pension benefit plan within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; or (iii) “multiple employer plan” being defined as a benefit plan maintained by two or more employers that are not related under Section 414 of the Code and is not a Multiemployer Plan.

(r)            Title to Assets. The RSI Disclosure Letter contains a complete and accurate list of all real property owned or leased by RSI, including all properties of RSI classified as “Real Estate Owned” or words of similar import. RSI has good and marketable title to its properties and assets (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which RSI is lessee or lessor is valid and in full force and effect and neither RSI, nor, to the Knowledge of RSI, any other party to any such lease, is in default or in violation of any material provisions of any such lease. RSI has previously delivered to Columbia a complete and correct copy of each such lease. Except as set forth on the RSI Disclosure Letter, all real property owned or leased by RSI is in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by RSI to be adequate for the current business of RSI. To the Knowledge of RSI, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(s)           Environmental Matters.

(i)                 Each of RSI’s properties, and to the Knowledge of RSI, the Participation Facilities and the Loan Properties are, and have been, during the period of RSI’s ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)              There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of RSI, threatened, before any court, or Governmental Entity against RSI or any Participation Facility (A) for alleged noncompliance with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iii)            To the Knowledge of RSI, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or RSI in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iv)             RSI has not received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)               To the Knowledge of RSI, there are no underground storage tanks at any properties owned or operated by RSI or any Participation Facility and, except as set forth in the RSI Disclosure Letter, no underground storage tanks have been closed or removed from any properties owned or operated by RSI or any Participation Facility.

(vi)             During the period of (A) the ownership or operation by RSI of any of its current properties or (B) to the Knowledge of RSI, the participation of RSI in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties.

(vii)          To the Knowledge of RSI, prior to the period of (A) the ownership or operation by RSI of any of its current properties or (B) the participation of RSI in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(t)            Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i)             All Loans held by RSI Bank were made in all material respects for good, valuable and adequate consideration in the Ordinary Course of Business, and, to the Knowledge of RSI, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by a Remedies Exception.

(ii)            With respect to each Loan owned by RSI Bank in whole or in part:

(A)             the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to the Remedies Exception;

(B)              neither RSI Bank, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents, except as otherwise disclosed by documents in the applicable Loan file;

(C)              RSI Bank is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of RSI;

(D)             the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

(E)              with respect to a Loan held in the form of a participation, to the Knowledge of RSI Bank, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to the Remedies Exception;

(F)              there is no pending or, to the Knowledge of RSI Bank, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of RSI Bank; and

(G)             other than foreclosure or other collection proceedings initiated by RSI Bank in the Ordinary Course of Business, to the Knowledge of RSI, there is no litigation or proceeding pending or, to the Knowledge of RSI, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan, except as set forth in the RSI Disclosure Letter.

(iii)            Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv)          The allowance for loan losses (“ALLL”) is, and will be as of the Effective Time, in compliance with RSI Bank’s existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and will be adequate under all standards. RSI has not been notified by any Governmental Entity or by its independent auditor, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of RSI in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of RSI.

(v)           None of the agreements pursuant to which RSI has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(vi)          The RSI Disclosure Letter sets forth a true and complete listing, as of June 30, 2021, of:

(A)             all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof;

(B)              Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by RSI due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof;

(C)              Loans that for which deferrals of principal, interest or tax escrow payments were granted pursuant to the regulatory guidance issued under the CARES Act and that remain in deferral status as of the date of this Agreement.

(D)             Loans made under the Paycheck Protection Program (“PPP”), including (1) the terms and maturity date of the PPP Loans, and (2) whether such Loans have been or are anticipated to be forgiven.

(vii)          RSI is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of RSI that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of RSI is listed in the RSI Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past twelve (12) months.

(viii)        The RSI Disclosure Letter sets forth a list of all Loans as of the date hereof by RSI to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of RSI; there are no Loans to any employee, officer, director or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O; and all such Loans were originated in compliance in all material respects with all applicable laws, except as set forth in the RSI Disclosure Letter.

(u)           Deposits. Except as set forth in the RSI Disclosure Letter, none of the deposits of RSI Bank is a “brokered” deposit.

(v)           Anti-takeover Provisions Inapplicable. Each of RSI MHC, RSI Bancorp and RSI Bank has taken all actions required to exempt Columbia, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(w)          Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the Ordinary Course of Business, no officer or director of RSI, or any Affiliate of any such officer or director, has any material interest, directly or indirectly, in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of RSI.

(x)           Insurance. In the opinion of management, RSI is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The RSI Disclosure Letter contains a list of all policies of insurance carried and owned by RSI showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by RSI are in full force and effect, RSI is not in default thereunder, all premiums and other payments due under such policy have been paid and all material claims thereunder have been filed in due and timely fashion. There is no claim by any of the RSI Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

(y)           Investment Securities.

(i)               Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by RSI are subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)              RSI is not party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(z)            Indemnification. Except as provided in the certificate of incorporation or bylaws of each of RSI MHC, RSI Bancorp and RSI Bank, RSI is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of RSI and, to the Knowledge of RSI, there are no claims for which any such person would be entitled to indemnification under the chartering documents and bylaws of RSI, under any applicable law or regulation or under any employment-related agreement.

(aa)          Corporate Documents. RSI has previously furnished or made available to Columbia a complete and correct copy of its charter, bylaws and similar organization documents of each RSI Entity and each RSI Subsidiary in effect as of the date of this Agreement. None of the RSI Entities or the RSI Subsidiaries are in violation of its chartering documents, bylaws or similar organizational documents in any material respect. The minute books of each RSI Entity and each of the RSI Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its members.

(bb)         CRA, Anti-Money Laundering, OFAC and Customer Information Security. RSI Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. RSI does not have Knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the Knowledge of RSI, no non-public RSI customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either to undertake any remedial action. The Board of Directors of RSI Bank has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and RSI Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(cc)          Fees. Except as provided in the engagement letter dated April 27, 2021 by and between RSI and FinPro, Inc., neither RSI nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for RSI in connection with this Agreement or the transactions contemplated hereby.

(dd)         No Other Representations.

(i)                 Except for the representations and warranties made by RSI in this Article III, neither RSI nor any other Person makes any express or implied representation or warranty with respect to RSI, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and RSI hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither RSI nor any other person makes or has made any representation or warranty to Columbia or any of its Affiliates or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to RSI, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by RSI in this Section 3.2, any oral or written information presented to Columbia or any of its Affiliates or Representatives in the course of their due diligence investigation of RSI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)              RSI acknowledges and agrees that neither Columbia nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3           Representations and Warranties of Columbia. Except as set forth in the Columbia Disclosure Letter, Columbia Bank MHC, Columbia Financial and Columbia Bank jointly and severally represent and warrant the following to RSI. Any reference to “Columbia” in this Section 3.3 shall include each of Columbia Bank MHC, Columbia Financial and/or Columbia Bank individually, as and to the extent applicable.

(a)           Organization and Qualification. Columbia Bank MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Columbia Financial is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the HOLA. Columbia Bank is a stock savings bank, validly existing and in good standing under the laws of the United States of America. Columbia Bank operates as a “covered savings association” under the HOLA. Each of Columbia Bank MHC, Columbia Financial and Columbia Bank have all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Columbia Bank MHC, Columbia Financial and Columbia Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Columbia, considered as a whole.

(b)           Subsidiaries.

(i)                The authorized capital stock of Columbia Bank consists of one million (1,000,000) shares of common stock, par value $1.00 per share and one million (1,000,000) shares of preferred stock, par value $1.00 per share, of which 100 shares of common stock are issued and outstanding and are owned by Columbia Financial and were issued in full compliance with all applicable laws and are owned by Columbia Financial free and clear of all liens and encumbrances.

(ii)              Columbia Bank MHC has no direct Subsidiaries other than Columbia Financial. Except as set forth on Columbia Disclosure Letter Schedule 3.3(b), Columbia Financial has no direct Subsidiaries other than Columbia Bank. Each of Columbia Bank’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Columbia considered as a whole. The activities conducted by each of the Columbia Bank Subsidiaries are permissible under applicable law for subsidiaries of federally chartered banks that are operated as covered savings associations.

(iii)            The outstanding shares of capital stock of Columbia Bank and each Subsidiary of Columbia Bank have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of Columbia Bank or any Subsidiary of Columbia Bank are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of Columbia Bank of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)             Columbia Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and no other Subsidiary of Columbia is an “insured depository institution.” Columbia Bank is a member in good standing of the Federal Home Loan Bank and owns the requisite amount of stock therein.

(c)            Capital Structure.

(i)                The authorized capital stock of Columbia Financial consists of 500,000,000 shares of Columbia Financial Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.

(ii)              As of September 30, 2021 (A) 106,297,899 shares of Columbia Financial Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of Columbia Financial preferred stock were issued and outstanding; and (C) 6,479,202 shares of Columbia Financial Common Stock were reserved for issuance pursuant to outstanding grants or awards under Columbia Financial’s stock-based benefit plans. Columbia Bank MHC is the record and beneficial owner of 67,339,203 shares of Columbia Financial Common Stock.

(iii)            The shares of Columbia Financial Common Stock to be issued to Columbia Bank MHC upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. The issuance of the shares of Columbia Financial Common Stock to Columbia Bank MHC upon consummation of the Merger is exempt from registration under the Securities Act.

(d)            Authority. Each of Columbia Bank MHC, Columbia Financial and Columbia Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Columbia Bank MHC, Columbia Financial and Columbia Bank, and no other corporate proceedings on the part of Columbia Bank MHC, Columbia Financial or Columbia Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) if required, the approval and adoption of this Agreement by the holders of the outstanding shares of Columbia Financial Common Stock, and (ii) if required, the approval and adoption of this Agreement, or any other matters required to be approved or adopted in or to carry out the intentions of this Agreement, by the members of Columbia Bank MHC. This Agreement has been duly and validly executed and delivered by each of Columbia Bank MHC, Columbia Financial and Columbia Bank and, assuming due and valid execution and delivery of this Agreement by RSI, constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

(e)               No Violations. The execution, delivery and performance of this Agreement by each of Columbia MHC, Columbia Financial and Columbia Bank does not, and the consummation of the transactions contemplated by this Agreement will not, assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which any Columbia Entity (or any of its properties) is subject, (ii) violate the charter or bylaws of any Columbia Entity, or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of any Columbia Entity under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which any Columbia Entity is a party, or to which any of its properties or assets may be subject to, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Columbia considered as a whole.

(f)                Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity, except for the approval of depositors referred to in Section 5.9, if required, or any third party are required to be made or obtained in connection with the execution and delivery by Columbia of this Agreement or the consummation by Columbia of the Merger and the other transactions contemplated by this Agreement, except for (i) any approvals or waivers from the Federal Reserve Board for the Merger required under HOLA or BHC Act, any approvals from the OCC under the Bank Merger Act for the Merger , any approvals of the NJDOBI for the Merger required under the New Jersey Banking Statute and any approvals from the FDIC for the Bank Merger required under the Bank Merger Act (such approvals or waivers under HOLA, the BHC Act, the Bank Merger Act and the New Jersey Banking Statute being herein collectively referred to as the “Bank Regulatory Approvals”); (ii) receipt of any required Charter Conversion Approvals from the OCC or the NJDOBI; and (iii) the filing of the Mid-Tier Merger Certificate with the Secretary of State of the State of Delaware and the filing of the MHC Merger Certificate with the NJDOBI. As of the date hereof, Columbia has no Knowledge of any reason pertaining to Columbia why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)               Governmental Filings. Columbia has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016, with the Federal Reserve Board, the State of Delaware, OCC, FDIC, and any other Governmental Entity, except where the failure to file such report, schedules, registration statements and other documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)               Exchange Act Reports. Prior to the execution of this Agreement, Columbia has made available to RSI complete and accurate copies of (i) Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed under the Exchange Act with the SEC, (ii) all Columbia proxy statements and annual reports to shareholders used in connection with meetings of Columbia shareholders held since January 1, 2019, and (iii) Columbia’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (collectively, the “Columbia Exchange Act Reports”), as filed under the Exchange Act with the SEC. As of their respective dates, the Columbia Exchange Act Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2018, Columbia has timely filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(i)                 Financial Statements. Columbia has made available to RSI copies of its (i) audited consolidated balance sheets as of December 31, 2018, 2019, and 2020 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended and (ii) unaudited consolidated balance sheets as of June 30, 2021 and the related statements of operations, changes in shareholders’ equity and cash flows for the three and six months then ended (collectively, together with any notes thereto, the “Columbia Financial Statements”). The Columbia Financial Statements were prepared from the books and records of Columbia, and have been prepared in accordance with GAAP consistently applies during the periods involved. The Columbia Financial Statements fairly present in all material respects the consolidated financial position of Columbia as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended. The Columbia Financial Statements disclose all material Liabilities of Columbia and its Subsidiaries to the extent required by GAAP. The books and records of the Columbia Entities have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(j)                 Columbia maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and that are effective to ensure that information required to be disclosed by Columbia is recorded and reported on a timely basis to the individuals responsible for the preparation of Columbia’s filings with the SEC and other public disclosure documents. Columbia maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Columbia has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Columbia’s auditor and the audit committee of the Columbia Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Columbia’s ability to record, process, summarize and report financial information and (B) to the Knowledge of Columbia, any fraud, whether or not material, that involves management or other employees who have a significant role in Columbia’s internal control over financial reporting. Since January 1, 2021, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Columbia’s or its Subsidiaries’ employees regarding questionable accounting or auditing matters, have been received by Columbia to Columbia’s Knowledge. Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Columbia Financial Statements, neither Columbia nor any of its Subsidiaries has incurred any material obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby.

(k)               No Material Adverse Changes. Since January 1, 2021, there has been no material adverse change in, and no event, occurrence or development in the business of Columbia or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Columbia.

(l)                 Litigation. There is no Litigation pending, or, to the Knowledge of Columbia, threatened against Columbia or its Subsidiaries, any present or former officer, director or employee of Columbia or its Subsidiaries (relating to their capacity as such) or any Person for whom Columbia or its Subsidiaries may be liable or to which any of their respective properties or assets may be subject, that (i) would reasonably be expected to have a Material Adverse Effect on Columbia or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(m)             Labor Matters. Columbia is in compliance in all material respects with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours. Columbia is not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Columbia is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Columbia, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Columbia pending or, to the Knowledge of Columbia, threatened.

(n)               Regulatory Approvals. As of the date hereof, Columbia is not aware of any fact or circumstance relating to any of the Columbia Entities that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Subject to Section 8.15 of this Agreement, neither Columbia nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any supervisory agreement letter from, or has adopted any board resolutions at the request of, any Governmental Entity that would reasonably be expected to, impair the ability of Columbia to obtain the Bank Regulatory Approvals in a timely fashion or to operate RSI Bank in the Ordinary Course of Business after the Merger. Columbia has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated by this Agreement would oppose or fail to grant its consent or approval to such transactions.

(o)               Community Reinvestment Act; Anti-Money Laundering, OFAC and Customer Information Security. Each Subsidiary of Columbia that is an insured depository institution had a rating of “satisfactory” or better as of its most recent CRA examination, and no such Subsidiary has been advised of, and has no reason to believe that, any facts or circumstances exist that would reasonably be expected to cause such Subsidiary (i) to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Bank Regulator of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the Knowledge of Columbia, no non-public Columbia customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either to undertake any remedial action. The Board of Directors of Columbia Bank has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Columbia Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(p)            Compliance with Laws. In each case below subject to Section 8.15.

(i)                 Columbia and each of its Subsidiaries are, and at all times since January 1, 2016 have been in compliance with all Laws, Governmental Orders or Governmental Authorizations, except where the failure to so comply would not have a Material Adverse Effect on Columbia.

(ii)              Since January 1, 2016, each of Columbia and its Subsidiaries has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Columbia.

(iii)            Neither Columbia nor any of its Subsidiaries is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Columbia or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority that would reasonably be expected to impair the ability of Columbia to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.

(iv)             No Governmental Entity has initiated since January 1, 2016 or currently has pending any proceeding or enforcement action against Columbia or any of its Subsidiaries.

(q)            Columbia Employee Benefit Plans. All pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Columbia (each a “Columbia Employee Plan”) comply in form and in operation in all material respects with all applicable laws, including the IRC and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by Columbia or any of its Subsidiaries and that is intended to be qualified under Section 401(a) of the IRC have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the IRC, and a favorable determination or an opinion letter as to the qualification under the IRC of each such plan and each amendment thereto has been issued by the Internal Revenue Service and, to the Knowledge of Columbia, there are not any circumstances likely to result in revocation of any such favorable determination letter. Each Columbia Employee Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Columbia Employee Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(r)              Deposits. The deposit accounts of Columbia Bank are insured by the FDIC to the maximum extent permitted by law. Since January 1, 2016, Columbia Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act and the OCC.

(s)             Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia, each Columbia Entity has been in compliance with all Environmental Laws, and Columbia has not received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(t)              Corporate Documents. Columbia has previously furnished or made available to Columbia a complete and correct copy of its charter, bylaws and similar organization documents of each Columbia Entity and each Columbia Subsidiary in effect as of the date of this Agreement. None of the Columbia Entities or the Columbia Subsidiaries are in violation of its chartering documents, bylaws or similar organizational documents in any material respect. The minute books of each Columbia Entity and each of the Columbia Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its members.

(u)             No Other Representations or Warranties.

(i)                 Except for the representations and warranties made by Columbia in this Section 3.3, neither Columbia nor any other Person makes any express or implied representation or warranty with respect to Columbia, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Columbia hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Columbia nor any other person makes or has made any representation or warranty to RSI or any of its Affiliates or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Columbia, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Columbia in this Section 3.3, any oral or written information presented to RSI or any of its Affiliates or Representatives in the course of their due diligence investigation of Columbia, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)              Columbia acknowledges and agrees that neither RSI nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV
Conduct Pending the Merger

4.1              Forbearances by RSI. Except as expressly contemplated or permitted by this Agreement, disclosed in RSI’s Disclosure Letter or required by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, each RSI Entity shall not without the prior written consent of Columbia Bank (which may include consent via electronic mail), which consent shall not be unreasonably withheld, conditioned or delayed:

(a)               conduct its business other than in the Ordinary Course of Business; fail to use its reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)               incur, modify, extend or renegotiate any Indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities consistent with past practice or (B) borrowings from the Federal Home Loan Bank with a term less than one year;

(c)               prepay any Indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder; or

(d)               purchase any brokered certificates of deposit.

(e)               make, declare or pay any dividend or make any other distribution to its members other than the payment of interest on its savings accounts in the Ordinary Course of Business;

(f)                other than in the Ordinary Course of Business, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(g)               make any equity investment, other than required purchases of Federal Home Loan Bank stock, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity or form any new subsidiary;

(h)               enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum;

(i)                 make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) one to four family residential loans in amounts not to exceed an aggregate of $1,000,000 with respect to any individual borrower; (ii) commercial real estate loans with a loan to value ratios not in excess of 89.9%, in conformity with existing lending practices, and in amounts not to exceed an aggregate of $3,000,000 with respect to any individual borrower without first providing Columbia written notice prior to extending such loans or entering into any contract binding on RSI to do so, which notice shall be deemed approved unless Columbia provides written objection to RSI by the end of the fifth full Business Day after Columbia receives a written request from RSI for approval; or (iii) loans or advances as to which it has a binding obligation to make such loans or advances as of the date of this Agreement as set forth on RSI Disclosure Letter Schedule 4.1(i);

(j)                 except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) and RSI Bank’s policies with respect to such loan, make or increase any Loan, or commit to make or increase any such Loan, to any director or executive officer of RSI, or any entity controlled, directly or indirectly, by any of the foregoing;

(k)               increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any bonus, except in amounts and timing that are consistent with the Ordinary Course of Business, or pay any pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(l)                 become a party to, amend, renew, extend or commit itself to any: (i) pension, retirement, profit-sharing plan or agreement, (ii) employment, severance or change in control agreement with or for the benefit of any employee or director, or (iii) any welfare benefit plan other than those welfare benefit plans set forth on RSI Disclosure Letter Schedule 4.1(l);; or

(m)             appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee at an annual salary in excess of $150,000 per annum;

(n)               commence any action or proceeding, other than to enforce any obligation owed to RSI and in accordance with past practice or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $100,000 or (ii) that would impose any material restriction of the operations of Columbia following the Closing of the Merger;

(o)               amend its certificate of incorporation or bylaws;

(p)               other than in the Ordinary Course of Business and consistent with market interest rates, increase the interest paid on certificates of deposit;

(q)               restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(r)                make any investment in any debt security, including mortgage-related securities, other than (i) mortgage-backed agency securities with final maturities not greater than 15 years, and (ii) U.S. government and U.S. government agency securities with final maturities not greater than one year;

(s)                make any capital expenditures in excess of $50,000 other than (i) pursuant to binding commitments existing on the date hereof; (ii) expenditures necessary to maintain existing assets in good repair; or (iii) as required by Bank Regulators;

(t)                 establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(u)             enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(v)             make any changes in policies in any material respect in existence on the date hereof with regard to the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a Governmental Entity;

(w)            except as required by law or for communications in the Ordinary Course of Business that do not relate to the Merger or other transactions contemplated hereby:

(i)                 issue any communication of a general nature to employees (including general communications relating to benefits and compensation) related to the Merger without prior consultation with Columbia and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Columbia (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)              issue any communication of a general nature to customers related to the Merger without the prior approval of Columbia (which shall not be unreasonably withheld, conditioned or delayed);

(x)             make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(y)            take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(z)             implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(aa)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request for written consent by RSI or response thereto by Columbia shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2           Forbearances by Columbia. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Columbia shall not, nor shall it permit any Subsidiary to, without the prior written consent of RSI, which shall not unreasonably be withheld, conditioned or delayed:

(a)               take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)               take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement;

(c)               amend the chartering documents or bylaws or similar governing documents of any of the Columbia Entities in a manner that would adversely affect the benefits of the Merger to RSI’s depositors; or

(d)               agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

4.3           Board and Committee Minutes.

The RSI Entities shall each provide to Columbia, within two (2) Business Days after the respective Boards of Directors approve them, a copy of the minutes of the meetings of the respective Board of Directors, or of any committee thereof, or of any senior management committee, except that with respect to any meeting held within ten (10) Business Days of the Closing Date, such minutes shall be provided to Columbia prior to the Closing Date. An RSI Entity may exclude from the minutes matters relating to: (i)  merger discussions; (ii)  discussions by an RSI Entity Board of Directors of this Agreement and the transactions contemplated hereby; (iii) “confidential supervisory information,” as such term is defined in the regulations of any applicable Bank Regulator; or (iv) any other subject matter that an RSI Entity determines, based on the advice of counsel, that the disclosure of which could void any claim of attorney-client privilege by RSI or would violate any applicable Law.

4.4           Undertakings by the Parties. From and after the date of this Agreement, RSI shall:

(a)               Third Party Vendor Contracts. If requested to do so by Columbia Bank, use commercially reasonable efforts to amend or extend any third-party vendor agreement to which RSI is a party, on terms and conditions mutually acceptable to RSI Bank and Columbia Bank

(b)               Board Meetings. Following receipt of the Bank Regulatory Approvals, the RSI Entities shall each permit a Representative of Columbia to attend meetings of their Boards of Directors or the Executive Committees thereof, provided that the RSI Entities shall not be required to permit the Columbia Representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or with regard to which participation by a Representative of Columbia could void any claim of attorney-client privilege by RSI or would involve disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Bank Regulator, or would violate applicable Law.

(c)               Reserves and Merger Related Costs. On or before the Effective Time, and at the request of Columbia, RSI Bank shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of RSI Bank to those of Columbia (as such practices and methods are to be applied to RSI Bank from and after the Closing Date) and otherwise to reflect expenses related to the Merger and costs incurred by RSI Bank; provided that no such actions need be effected until Columbia shall have irrevocably certified to the RSI Entities that all conditions set forth in Article VI to the obligation of the Columbia Entities to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. No action shall be required to be taken by RSI Entities pursuant to this paragraph if, in the opinion of the RSI Entities’ independent auditors, such action would contravene GAAP.

4.5           Absence of Control. It is the mutual intent of the parties that (a) Columbia shall not by reason of this Agreement be deemed to control, directly or indirectly, RSI or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of RSI or any of the RSI Subsidiaries and (b) RSI shall not by reason of this Agreement be deemed to control, directly or indirectly, Columbia or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Columbia or any of its Subsidiaries.

ARTICLE V
Covenants

5.1           Acquisition Proposals.

(a)               From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as permitted by this Agreement, RSI shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, agent, accountant or other Representative retained by it, directly or indirectly, to: (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information or data regarding RSI to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Columbia), regarding an Acquisition Proposal other than to respond to an inquiry to advise the inquirer that RSI is not permitted to participate in any discussions pursuant to this Agreement; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of RSI or any investment banker, financial advisor, agent, accountant or other Representative retained by RSI shall be deemed to be a breach of this Section 5.1 by RSI. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by RSI Bank’s depositors at a meeting of the depositors of RSI, if required under applicable Law (or in the absence of such depositor approval, the date all regulatory approvals have been obtained), this Section 5.1(a) shall not prohibit RSI from furnishing nonpublic information regarding RSI to, or entering into discussions or negotiations, or otherwise communicate in any way with, any person in response to an unsolicited Acquisition Proposal that is submitted to RSI by such person (and not withdrawn) if: (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal; (2) RSI has not breached any of the covenants set forth in this Section 5.1; (3) RSI’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations under applicable law; and (4) at least three (3) Business Days prior to furnishing any non-public information to, or entering into discussions or negotiations, or otherwise communicating in any way with, such person, RSI gives Columbia written notice of the identity of such person and of RSI’s intention to furnish non-public information to, or enter into discussions with, such person and RSI receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Columbia and RSI.

(b)               RSI will notify Columbia Financial orally (within twenty-four (24) hours) and in writing (within forty-eight (48) hours) of the receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Columbia any written materials received by RSI in connection therewith. RSI will keep Columbia informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)               RSI will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. RSI shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party and will enforce or cause to be enforced each such agreement at the request of Columbia.

5.2            Advice of Changes. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, to the extent permitted by Law, RSI and Columbia will promptly notify the other party of any fact, event or circumstance known to it that (i) is reasonably expected to have a Material Adverse Effect on, any RSI Entity or any Columbia Entity, respectively, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed a violation of this Section 5.2 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied, and provided further, that the delivery of any notice pursuant to this Section 5.2 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

5.3           Access to Information; Confidentiality.

(a)               During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, and to the extent permitted by Law, RSI will permit and will cause RSI Bank to permit Columbia reasonable access, upon reasonable prior notice and during reasonable business hours, to the properties of such RSI Entities, and will make available (together with the right to copy) to Columbia and to the internal auditors, loan review officers, employees, attorneys, accountants and other Representatives of Columbia all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the RSI Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts, filings with any Regulatory Authority, accountants’ work papers (subject to the requirements of the independent accountants), litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, and any books, papers and records relating to any assets, business activities or prospects in which Columbia may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the RSI Entities; provided, however, that (i) the foregoing rights granted to Columbia will in no way affect the nature or scope of the representations, warranties and covenants of RSI set forth herein, and (ii) RSI will be permitted to keep confidential any information relating to legal matters, regulatory matters or the transactions contemplated by this Agreement that RSI reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Columbia or the disclosure of which would violate any applicable Law. In addition, RSI will instruct the officers, employees, counsel and accountants of each of the RSI Entities to be reasonably available for, and respond to appropriate questions of, such Columbia Representatives during reasonable business hours and upon reasonable prior notice by Columbia to such individuals, and to cooperate fully with Columbia in planning for the integration of the businesses of the RSI Entities with the business of Columbia and its Affiliates. Columbia shall use commercially reasonable efforts to minimize any interference with either RSI’s regular business operations during any such access to RSI’s employees, property, books and records.

(b)               Any confidential information or trade secrets of each of the RSI Entities received by Columbia, or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Columbia or, at RSI’s request, returned to RSI if this Agreement is terminated as provided in Article VII. Such information will not be used by Columbia or its Representatives or agents to the detriment of the RSI Entities, and will at all times be maintained and held in compliance with this Section 5.3(b) until the Effective Time.

(c)               Any confidential information or trade secrets of each of the Columbia Entities received by RSI, or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by RSI or, at Columbia’s request, returned to Columbia if this Agreement is terminated as provided in Article VII. Such information will not be used by RSI or its Representatives or agents to the detriment of the Columbia Entities, and will at all times be maintained and held in compliance with this Section 5.3(c) until the Effective Time.

(d)               In the event that this Agreement is terminated, neither Columbia nor RSI will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason.

(e)               Within ten (10) Business Days following the end of each calendar month, RSI will provide Columbia with an updated list of Loans described in Section 3.2(t)(vi).

5.4            Applications; Consents.

(a)               The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, but in any event within 45 days of the date hereof, complete versions of all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. If the Charter Conversion is required by a Bank Regulator to consummate the transactions contemplated by the Agreement, RSI will use its reasonable best efforts to prepare and file the Charter Conversion application with the OCC within forty-five (45) days of the later of the date hereof or the date the applicable Bank Regulator communicates such requirement to RSI Bank, in addition to all other applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the Charter Conversion. The parties shall furnish each other with all information concerning themselves, and any of their directors, officers, depositors and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of RSI or Columbia to any Governmental Entity in connection with the transactions contemplated by this Agreement. Columbia and RSI shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)               As soon as practicable after the date hereof, each of the parties hereto shall use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5            Antitakeover Provisions. RSI shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Columbia, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature in the certificate of incorporation and bylaws of each RSI Entity, and the provisions of any applicable federal or state antitakeover laws.

5.6            Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7            Press Releases and Announcements. Columbia and RSI shall consult with each other before issuing any press release or other public statement, or any written communication to RSI Employees, regarding this Agreement and the transactions contemplated thereby, and neither Columbia nor RSI shall issue any press release or other public announcement, with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed except as otherwise determined upon the advice of counsel to be required by applicable Law or the rules and requirements of the applicable securities exchange. The initial press release announcing this Agreement shall be a joint press release.

5.8              [Intentionally Omitted].

5.9              RSI Depositors Meeting. If required by the Bank Regulators, RSI will submit to RSI Bank depositors this Agreement and any other matters required to be approved or adopted by depositors in order to carry out the intentions of this Agreement. In furtherance of that obligation, RSI will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of RSI Bank’s depositors, (the “RSI Depositors Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. RSI’s Board will use all reasonable best efforts to obtain from RSI Bank’s depositors a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) RSI’s Board will recommend to RSI Bank’s depositors that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement RSI distributes to its depositors shall include a statement to the effect that RSI’s Board of Directors has recommended that its depositors vote in favor of the approval and adoption of this Agreement, and (iii) neither RSI’s Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Columbia, the recommendation of RSI’s Board of Directors that RSI Bank’s depositors vote in favor of approval and adoption of this Agreement or make any statement in connection with the RSI Depositors Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if RSI’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to RSI Bank’s depositors at the RSI Depositors Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the depositors in the proxy statement distributed to its depositors or an appropriate amendment or supplement thereto to the extent required by law; provided that prior to submitting the Agreement without recommendation, RSI shall have complied in all material respects with Section 5.1, including providing Columbia with prompt written notice (and in any event within twenty-four (24) hours) advising it of the decision of RSI’s Board of Directors to take such action.

5.10          RSI Proxy Statement.

(a)               If the Bank Regulators require the RSI Depositors Meeting, RSI shall prepare and file with Federal Reserve Board, NJDOBI, FDIC and the OCC (as may be required), a proxy statement and related materials relating to the matters to be submitted to the depositors of RSI at its RSI Depositors Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the (“RSI Proxy Statement”) as promptly as reasonably practicable following being advised of such requirement. Upon request, Columbia will furnish to RSI the information required to be included in the RSI Proxy Statement with respect to its business and affairs and shall have the right to review and consult with RSI on the form of, and any characterizations of such information included in, the RSI Proxy Statement prior to its being filed with the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable. RSI shall use reasonable best efforts to have the RSI Proxy Statement cleared for use by the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, and to have the RSI Proxy Statement mailed to RSI Bank’s depositors as promptly as practicable thereafter. RSI will advise Columbia, promptly after it receives notice thereof, of the time when the RSI Proxy Statement has been cleared for use by the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, or any request by the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, for amendment of the RSI Proxy Statement. If at any time prior to the Effective Time any information relating to RSI or Columbia or any of their respective Affiliates, officers or directors, should be discovered by RSI or Columbia which information should be set forth in an amendment or supplement to the RSI Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the Federal Reserve Board, NJDOBI, FDIC or the OCC, as applicable, and disseminated to RSI Bank’s depositors.

(b)               In the event RSI is required by the Bank Regulators in connection with the Merger to hold the RSI Depositors Meeting, Columbia agrees that it would pay fifty percent (50%) of the printing, mailing and proxy solicitation fees and expenses incurred by RSI in connection with the RSI Depositors Meeting.

5.11          Notification of Certain Matters. Each party shall give prompt notice to the other of any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject. Each of the parties hereto shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.12          Employee Benefits Matters.

(a)            All persons who are employees of RSI Bank immediately prior to the Effective Time and whose employment is not specifically terminated by RSI at or prior to the Effective Time (each, an “RSI Continuing Employee”) shall, at the Effective Time, become employees of Columbia as set forth in Sections 5.12(a)(i) and (ii), below, and will be provided with employee benefits and compensation opportunities that are generally made available to similarly situated employees of Columbia or its Subsidiaries under the terms and conditions of the respective plans and arrangements; provided, however, in no event shall any RSI Continuing Employee be eligible to participate in any frozen plan of Columbia or its Subsidiaries. Notwithstanding any other provision of this Section 5.12, in no event shall any of RSI Bank’s employees be officers of Columbia Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Columbia Bank. All RSI Continuing Employees shall be employed at the will of Columbia Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(i)                 Vice Presidents and Above (“Officers”). Columbia Bank shall offer RSI Continuing Employees who are Officers positions at Columbia Bank that will have responsibilities commensurate with their skills and experience and compensation comparable to (but no less than) their compensation at RSI Bank. In addition, all Officers will be eligible to participate in Columbia Bank’s incentive opportunities and will be granted equity awards under Columbia’s equity incentive plan.

(ii)              Employees (Other than Officers). Columbia Bank shall offer all RSI Continuing Employees, other than Officers, a position with Columbia that is comparable, to the extent possible, to the position that such RSI Continuing Employee was serving in at the time of the Bank Merger, at a rate of base pay at least equal to their rate of base pay at the time of the Closing of the Bank Merger, which Columbia shall adjust to bring the levels of such pay to that of Columbia Bank’s pay scale if the adjustment results in an increase to such RSI Continuing Employee’s base pay.

(b)            Any non-contract RSI Continuing Employee whose employment is terminated by Columbia within twelve months following the Effective Time (other than for cause as such term is defined in Columbia’s Employee Manual), will receive severance benefits in accordance with the terms of the RSI Officer and Employee Severance Plan as in existence on the date of this Agreement, a copy of which is set forth in RSI Disclosure Letter Schedule 5.12(b). In lieu of accepting an offer of employment from Columbia Bank, any employee of RSI Bank who is age sixty (60) or over at the Effective Time and who is not eligible to terminate his or her employment for good reason and receive a severance payment under the RSI Officer and Employee Severance Plan, may elect to participate in an optional separation program and receive a severance payment under such program as set forth in Columbia Disclosure Letter Schedule 5.12(b); subject to the foregoing, Columbia Bank shall not have any obligation to provide any separation payment under this section to any of RSI Continuing Employees whose termination of employment occurs due to death, disability, resignation (other than for good reason) or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with RSI Bank or Columbia Bank or under the RSI Officer and Employee Severance Plan.

(c)            Subject to a review of plan documents and applicable laws, Columbia may maintain RSI Bank’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Columbia determines prior to the Effective Time to terminate one or more of RSI Bank’s health and/or welfare plans, then at the written request of Columbia, RSI Bank shall adopt resolutions, to the extent required, providing for the termination of that health and welfare plan (excluding any plans that are mutually agreed to in writing between the parties) effective immediately prior to the Effective Time (or such later date as requested by Columbia in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or, if termination is prohibited on the same date, the earliest possible date following that date that is not prohibited by the terms of such arrangements. Notwithstanding the foregoing, no RSI Bank health and/or welfare plan shall be terminated and no coverage of any of the RSI Employees or their dependents shall terminate under any of RSI Bank’s health and welfare plans prior to the time such RSI Continuing Employees and their dependents, as applicable, become eligible to participate in the comparable health plans, programs and benefits common to all similarly-situated employees of Columbia and its Subsidiaries and their dependents and, consequently, no RSI Continuing Employee shall experience a gap in coverage. Columbia shall use commercially reasonable efforts to cause RSI Continuing Employees who become covered under health (including dental and vision) plans, programs and benefits of Columbia or any of its Subsidiaries to receive credit for any co-payments and deductibles paid under RSI Bank’s health (including dental and vision, as applicable) plans for the plan year in which coverage commences under Columbia’s health plan and to waive any pre-existing conditions under any such plans. Separated RSI Bank Employees and their qualified beneficiaries will have the right to continued coverage under group health plans of RSI or Columbia, as applicable, in accordance with COBRA. As of the Effective Date, RSI Bank will recognize all expenses and accrue all liabilities for benefits payable under the RSI non-qualified deferred compensation plans and supplemental executive retirement arrangements as required by and in accordance with GAAP.

(d)               Contingent upon the Closing, RSI shall have taken all action necessary to terminate and make all required contributions to the RSI 401(k) Plan effective no later than the day prior to the Effective Date. RSI shall have provided to Columbia for review all documentation related to such termination at least seven (7) days prior to the Effective Date and shall make all revisions to such documentation reasonably requested by Columbia. In addition, Columbia may request that RSI file a Form 5310 Application for Determination upon Termination in connection with the termination of the RSI 401(k) Plan. In the event a Form 5310 application is requested to be filed, and upon receipt of a favorable determination letter under the application, Columbia shall take any steps necessary, including amending the Columbia 401(k) Plan, to allow RSI Continuing Employees to roll their account balances, excluding any loans, from the RSI 401(k) Plan to the Columbia 401(k) Plan.

(e)               Except as provided herein, Columbia shall cause each employee benefit plan of Columbia in which RSI Continuing Employees are eligible to participate, including without limitation the Columbia Bank Employee Stock Ownership Plan (the “ESOP”) and the Columbia 401(k) Plan and excluding any frozen plan of Columbia or its subsidiaries, to take into account for purposes of eligibility and vesting under the employee benefit plans of Columbia (but not for purposes of benefit accrual) the service of such employees with RSI Bank, including for purposes of the ESOP and the Columbia 401(k) Plan; provided, however, that such service shall not be recognized: (i) for purposes of the six (6) month waiting period for eligibility under the ESOP; or (ii) to the extent that such recognition would result in a duplication of benefits under any of the Columbia Benefit Plans. This Agreement shall not be construed to limit the ability of Columbia to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Columbia deems appropriate.

(f)                Columbia will honor the RSI Bank Officer and Employee Severance Plan as set forth in RSI Disclosure Letter Schedule 5.12(f) through the Closing of the Merger and for twelve (12) months thereafter, except to the extent any such plan is superseded or amended as of the Effective Date by mutual agreement of the parties. The parties also agree to work in good faith to resolve any Section 280G or Section 409A issues that may arise as a result of the proposed transaction.

(g)               Columbia will honor the 2007 Executive Incentive Retirement Plan and the Joinder Agreements entered thereunder, as disclosed on RSI Disclosure Letter Schedule 5.12(g). Columbia will also honor each of the deferred compensation arrangements disclosed on RSI Disclosure Letter Schedule 5.12(g).

(h)               This Agreement is an agreement solely between RSI and Columbia. Except for the indemnification rights provided in Section 5.13 and the rights of the RSI directors under Section 5.15, nothing in this Agreement, including this Section 5.12, whether express or implied, confers upon any RSI Employees, employees of Columbia and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever.

5.13          Indemnification.

(a)               From and after the Effective Time through the sixth anniversary of the Effective Time, Columbia agrees to indemnify and hold harmless each of the current and former directors, officers and employees of the RSI Entities (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of an RSI Entity or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the RSI certificate of incorporation and bylaws, or applicable law and regulations as in effect on the date of this Agreement and as permitted by applicable law, and Columbia shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)               Any Indemnified Party wishing to claim indemnification under Section 5.13(a), upon learning of any such action, suit, proceeding or investigation described above, shall promptly notify Columbia thereof. Any failure to so notify shall not affect the obligations of Columbia under Section 5.13(a) unless and to the extent that Columbia is actually prejudiced as a result of such failure.

(c)               Prior to the Effective Time, RSI will, or if RSI is unable to, Columbia as of the Effective Time shall use its best efforts to obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance covering acts and omissions that occur prior to the Effective Time (“D&O Insurance”) with benefits and levels of coverage and deductibles at least as favorable to the Indemnified Parties as the existing policies of the RSI Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). RSI or Columbia will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will RSI or Columbia expend more than 250% of the amount expended on an annual basis by the RSI Entities at the Effective Time to procure the tail D&O Insurance (the “Premium Limit’). If RSI or Columbia for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time within the Premium Limit, RSI or Columbia will obtain as much as comparable tail D&O Insurance as is available at a cost in the aggregate for such six (6) year period up to the Premium Limit.

(d)               In the event Columbia or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and as required each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Columbia assume the obligations set forth in this Section 5.13.

(e)               The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her Representatives.

5.14         Post-Merger Closing Governance.

(a)               Board of Directors of Columbia Bank. Upon Closing of the Merger, Columbia Bank will, subject to Columbia’s corporate governance policies and guidelines, expand its Board of Directors and, in consultation with RSI select and appoint one existing director of RSI Bank to fill the newly created position on the Board of Directors of Columbia Bank for at least a three-year period.

(b)               Regional/Administrative Offices in Rahway. Following the Effective Time, Columbia will maintain the current main office of RSI Bank for no less than a five year period to be used as either a regional hub or administrative office.

5.15          RSI Divisional Board.

Following completion of the Merger, Columbia shall take all action necessary to establish and maintain a Divisional Board of Columbia Bank (“RSI Divisional Board”) for six years after the Effective Time, and will invite the non-employee directors of RSI Bank who are serving as directors at the time of the Effective Date to join the RSI Divisional Board, except for any director of RSI Bank who is appointed under Section 5.14(a) to serve on the Board of Directors of Columbia Bank. RSI Divisional Board members will receive compensation for service on, and attendance at, the RSI Divisional Board equal to the amount of board fees paid annually by RSI Bank to its non-employee directors as disclosed to Columbia prior to the date of this Agreement and as such fees are set forth on RSI Disclosure Letter Schedule 5.15 and will be eligible to receive the benefits that are made available by Columbia to divisional or advisory board members of Columbia., There shall be no age limitations or age requirements to serve on the RSI Divisional Board.

5.16          Registration of Columbia Financial Common Stock. Columbia Financial shall take any action required to be taken under any applicable state securities laws in connection with the Merger and RSI shall furnish all information concerning it as may be reasonably requested in connection with such action.

5.17          Establishment of RSI Foundation. Prior to the Effective Date, RSI Bank will establish a separate private charitable foundation to support its local communities and fund such foundation with a contribution from RSI Bank in an amount not to exceed $5,000,000. RSI agrees to recommend to the Board of Directors of the RSI Foundation that a Representative of Columbia Bank be appointed to serve as a member of the RSI Foundation Board of Directors following the Merger for a term of three years.

5.18          Updated Disclosure Letters. On a date fifteen (15) Business Days prior to the Effective Time and on the Effective Time, RSI and Columbia will modify any Disclosure Letter to this Agreement or add any Disclosure Letter for the purpose of making the representations and warranties to which any such Disclosure Letter relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Disclosure Letter or to reflect any additional information obtained by RSI or Columbia subsequent to the date any Disclosure Letter was previously delivered by RSI to Columbia or by Columbia to RSI. Notwithstanding the foregoing, any updated Disclosure Letter will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 6.2(a).

ARTICLE VI
Conditions to Consummation

6.1            Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)               Depositor Approval. If required by the Bank Regulators, this Agreement shall have been approved by the requisite vote of RSI Bank’s depositors, if required by the Bank Regulators, in accordance with applicable laws and regulations.

(b)               Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of such approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect, the benefits to Columbia and its Subsidiaries of the transactions contemplated by this Agreement; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Columbia or any of its Subsidiaries; or (iii) otherwise have a Material Adverse Effect on Columbia or RSI Bank.

(c)               No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)               Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Columbia (after giving effect to the consummation of the transactions contemplated hereby).

6.2            Conditions to the Obligations of Columbia. The obligations of Columbia to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Columbia:

(a)               RSI’s Representations and Warranties. Each of the representations and warranties of RSI MHC, RSI Bancorp and RSI Bank set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of RSI MHC, RSI Bancorp and RSI Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on RSI, considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)               Performance of RSI’s Obligations. Each of the RSI Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)               Officers’ Certificate. Columbia shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of each of the RSI Entities to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)               Good Standing and Other Certificates. Columbia shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of each RSI Entity and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Columbia may reasonably require.

(e)               RSI Secretary’s Certificates. Each of the RSI Entities will have furnished to Columbia (i) copies of the resolutions by which the corporate action on the part of the RSI Entities necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of the RSI Entities by its corporate secretary or one of its assistant corporate secretaries certifying to Columbia that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

6.3          Conditions to the Obligations of RSI. The obligations of RSI to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by RSI:

(a)               Columbia Representations and Warranties. Each of the representations and warranties of Columbia Bank MHC, Columbia Financial and Columbia Bank set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Columbia Bank MHC, Columbia Financial and Columbia Bank set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on Columbia considered as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)               Performance of Columbia Bank MHC, Columbia Bank and Columbia Bank’s Obligations. Columbia Bank MHC, Columbia Financial and Columbia Bank shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time.

(c)               Officers’ Certificate. RSI shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Columbia Bank MHC, Columbia Financial and Columbia Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)               Good Standing and Other Certificates. RSI shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of each of the Columbia Entities and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as RSI may reasonably require.

(e)               Columbia Secretary’s Certificate. Each of the Columbia Entities will have furnished to RSI (i) copies of the resolutions by which the corporate action on the part of the Columbia Entities necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of the Columbia Entities by its corporate secretary or one of its assistant corporate secretaries certifying to RSI that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

ARTICLE VII
Termination

7.1           Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Boards of Directors of the terminating party, either before or after any required depositor approval, if any:

(a)               Mutual Consent. By the mutual written consent of the Boards of Directors of Columbia and RSI; or

(b)               No Depositor Approval. By Columbia or RSI, in the event of the failure of RSI Bank’s depositors, if required, to approve the Agreement at the RSI Depositors Meeting, provided, however, that RSI shall only be entitled to terminate the Agreement pursuant to this clause if RSI has complied in all material respects with its obligations under Section 5.9; or

(c)               No Regulatory Approval. By either Columbia or RSI, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)               Delay. By either Columbia or RSI, in the event the Merger shall not have occurred by September 30, 2022, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

(e)               Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Columbia or RSI (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)                Failure of RSI to Recommend Approval. By Columbia, if RSI is required to hold the RSI Depositors Meeting and (i) the Board of Directors of RSI does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of RSI withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Columbia; or

(g)               Superior Proposal. By RSI, (i) if the Board of Directors of RSI authorizes RSI to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of RSI has determined is a Superior Proposal and (ii) RSI has not materially breached its obligations under Section 5.1; provided, that RSI shall not terminate this Agreement pursuant to this Section 7.1(g) and enter into an agreement for an Acquisition Transaction until the expiration of three (3) Business Days following RSI’s written notice advising Columbia that RSI has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether RSI intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, RSI shall provide a reasonable opportunity to Columbia during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable RSI to proceed with the transactions contemplated herein on such adjusted terms.

7.2           Termination Fee.

(a)               In the event of termination of this Agreement by RSI pursuant to Section 7.1(g), RSI shall make payment to Columbia of the Termination Fee.

(b)               In the event of termination of this Agreement by Columbia pursuant to Section 7.1(f), so long as at the time of such termination Columbia is not in material breach of any representation, warranty or material covenant contained herein, RSI shall make payment to Columbia of the Termination Fee.

(c)               If (i) this Agreement is terminated by either party pursuant to Section 7.1(b) or by Columbia pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional and (ii) at the time of such termination Columbia is not in material breach of any representation, warranty or material covenant contained herein and (iii) prior to the RSI Depositors Meeting, if required (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), a Superior Proposal has been publicly announced, disclosed or communicated and (iv) within twelve (12) months of such termination RSI shall consummate or enter into any agreement with respect to a Superior Proposal, RSI shall make payment to Columbia of the Termination Fee.

(d)               The Termination Fee payable pursuant to this Section 7.2 shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Columbia would not enter into this Agreement. The amount payable by RSI pursuant to this Section 7.2 constitutes liquidated damages and not a penalty and shall be the sole remedy of Columbia in the event of termination of this Agreement on the bases specified in this Section 7.2. Nothing in this Agreement shall in any way limit the right of RSI to seek a remedy at law or in equity in the event of a breach of this Agreement by Columbia.

7.3              Effect of Termination. In the event of termination of this Agreement by either Columbia or RSI as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(b), 5.3(c), 5.3(d), 7.2, 7.3, 8.2, 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement except the third sentence of Section 7.2(d) which is controlling in the event of a payment by RSI, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement. In the event of a termination of this Agreement by either Columbia or RSI, neither Columbia nor RSI shall issue any press release or make any other public statement regarding this Agreement or the proposed Merger except as either party’s legal counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

ARTICLE VIII
General Provisions

8.1              Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2              No Survival of Representations. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 8.7, 8.8, 8.10, 8.11, 8.12 and 8.14 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3              Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4              Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5              Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREBY AND THEREBY, EXCEPT FOR MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE RSI MHC AND RSI BANK BOARDS OF DIRECTORS WHICH SHALL BE SUBJECT TO THE LAWS OF THE STATE OF NEW JERSEY.

8.6          Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger are consummated.

8.7          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Columbia Bank MHC, Columbia Financial and Columbia Bank, to:

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, NJ 07410

Attention:      Thomas J. Kemly

President and Chief Executive Officer

Telephone:     800.522.4167
Email:               tkemly@columbiabankonline.com

With copies (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attention:       Christina M. Gattuso, Esq.

Telephone:      202.508.5884

E-Mail:             cgattuso@kilpatricktownsend.com

If to RSI MHC, RSI Bancorp and RSI Bank, to:

RSI Bank

1500 Irving Street

Rahway, NJ 07065

Attention:       David R. Taylor

President and Chief Executive Officer

Telephone:      732.587.1500

Email:                drtaylor@rsibanking.com

With copies (which will not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, DC 20015

Attention:      John J. Gorman, Esq.

Telephone:     202.274.2001

E-Mail:            jgorman@luselaw.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.

8.8              Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Columbia may assign any of its rights under this Agreement to one or more Subsidiaries of Columbia, so long as Columbia remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

8.9              No Third-Party Beneficiaries. Except as otherwise specifically provided in Sections 5.12(e), 5.13, 5.14, and 5.15, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement. The representations and warranties contained in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10          Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.11          Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

8.12          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

8.13          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

8.14          No Presumption Against Drafting Party. Each of the Columbia Entities and the RSI Entities acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

8.15          Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Bank Regulator.

[The remainder of this page is intentionally blank.]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Columbia Bank MHC

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

Columbia Financial, Inc.

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

Columbia Bank

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

RSI Bancorp, M.H.C.

By:	/s/ David R. Taylor
David R. Taylor
President and Chief Executive Officer

RSI Bancorp, Inc.

By:	/s/ David R. Taylor
David R. Taylor
President and Chief Executive Officer

RSI Bank

By:	/s/ David R. Taylor
David R. Taylor
President and Chief Executive Officer

Exhibit A

Form of Voting Agreement

December 1, 2021

Columbia Bank

Columbia Financial, Inc.

Columbia Bank MHC

19-01 Route 208 North

Fair Lawn, NJ 07410

To the Board of Directors:

The undersigned is a director and/or an executive officer of RSI Bancorp, M.H.C., RSI Bancorp, Inc. or RSI Bank (collectively, “RSI”). Simultaneously with the execution hereof, Columbia Bank MHC, Columbia Financial, Inc. and Columbia Bank (collectively, “Columbia”) and RSI are executing an Agreement and Plan of Merger dated December 1, 2021 (the “Agreement”), contemplating the acquisition of RSI through the Merger. Terms undefined in this agreement shall have the meaning ascribed to them in the Agreement. The execution of the Agreement by Columbia is subject to the execution and delivery of this letter agreement.

In consideration of the expenses that Columbia will incur in connection with the transactions contemplated by the Agreement and to induce Columbia to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a depositor of RSI, and not in his or her capacity as a director or officer of RSI, as follows:

1.       While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the votes that the undersigned shall be entitled to so vote at the RSI Depositors Meeting, if required: (a) for the approval of the Agreement and the Merger at the meeting of the depositors of RSI; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

2.       The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief that may be available, Columbia shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

3.       This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of RSI Bank’s depositors with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

A-1

4.       The parties hereto acknowledge that the undersigned is entering into this letter agreement solely in his or her capacity as a depositor of RSI and, notwithstanding anything to the contrary in this letter agreement, nothing in this letter agreement is intended or shall be construed to require the undersigned, in his or her capacity as a director and/or an executive officer of RSI, to act or fail to act other than in accordance with his or her fiduciary duties.

5.       Notwithstanding anything to the contrary contained in this Voting Agreement, if the RSI Bank depositors are not required to approve the Agreement and the Merger, this Voting Agreement will be automatically null and void with no further recourse to any party.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Columbia Financial, Inc.

By:	Thomas J. Kemly
Its:	President and Chief Executive Officer

A-2

Exhibit B

AGREEMENT OF MERGER BETWEEN

COLUMBIA BANK MHC

AND RSI BANCORP, M.H.C.

THIS AGREEMENT OF MERGER (this “MHC Merger Agreement”) dated as of [•] is made by and between Columbia Bank MHC (“Columbia MHC”), a federal mutual holding company and RSI Bancorp, M.H.C. (“RSI MHC”), a New Jersey-chartered mutual holding company.

R E C I T A L S:

1. RSI Bank, a New Jersey stock savings bank (“RSI Bank”), RSI Bancorp, Inc., a Delaware corporation (“RSI Bancorp, Inc.”), and RSI MHC, and Columbia Bank, a federal savings bank (“Columbia Bank”), Columbia Financial, Inc., a Delaware corporation (“Columbia Financial”), and Columbia MHC, have executed and delivered the Agreement and Plan of Merger, dated as of December 1, 2021, the (“Merger Agreement”), pursuant to which: (i) RSI MHC shall merge with and into Columbia MHC, with Columbia MHC as the surviving entity; and (ii) RSI Bancorp, Inc. shall merge with and into Columbia Financial, with Columbia Financial as the surviving entity. RSI Bank will be held as a separate wholly owned subsidiary of Columbia Financial for a period of time as specified in the Merger Agreement.

2. The Boards of Directors of RSI MHC and Columbia MHC have approved this MHC Merger Agreement and authorized the execution and delivery of this MHC Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the MHC Merger Effective Date (as defined below), RSI MHC shall merge with and into Columbia MHC (the “MHC Merger”), with Columbia MHC as the resulting entity (the “Resulting Entity”). The separate existence of RSI MHC shall cease. As a result of the MHC Merger, each holder of a deposit account in RSI Bank, as of the MHC Merger Effective Date, shall have the same rights and privileges in Columbia MHC as if such deposit account had been established at Columbia Bank, and all deposit accounts established at RSI Bank prior to the MHC Merger Effective Date shall confer on a depositor the same rights and privileges in Columbia MHC as if such deposit account had been established at Columbia Bank on the date established at RSI Bank, including with respect to subscription rights in any conversion of Columbia MHC to stock form.

2. Effective Date. The MHC Merger Effective Date shall be the date, after all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement have been received and all waiting periods have expired, set forth in the certificate of merger filed with the New Jersey Department of Banking and Insurance and the Board of Governors of the Federal Reserve System, as appropriate.

3. Name. The name of the Resulting Entity shall be Columbia Bank MHC.

4. Offices. The main office of the Resulting Entity shall be 19-01 Route 208 North Fair Lawn, NJ 07410.

5. Directors and Officers. The officers of Columbia MHC immediately prior to the MHC Merger Effective Date shall be the officers of the Resulting Entity after the MHC Merger Effective Date, until their respective successors are duly elected or appointed and qualified. The directors of Columbia MHC immediately prior to the MHC Merger Effective Date shall be the directors of the Resulting Entity after the MHC Merger Effective Date, until their respective successors are duly elected or appointed and qualified.

6. Other Terms. All terms used in this MHC Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the Parties have caused this MHC Merger Agreement to be executed by their duly authorized officers as of the date and year first above written.

COLUMBIA BANK MHC

By:
Name:	Thomas J. Kemly
Title:	President and Chief Executive Officer

RSI BANCORP, M.H.C.

By:
Name:	David R. Taylor
Title:	President and Chief Executive Officer

B-2

Exhibit C

AGREEMENT OF MERGER BETWEEN

COLUMBIA FINANCIAL, INC.

AND RSI BANCORP, INC.

THIS AGREEMENT OF MERGER (this “Mid-Tier Merger Agreement”) dated as of [•] is made by and between Columbia Financial, Inc. (“Columbia Financial”), a Delaware-chartered corporation and RSI Bancorp, Inc. (“RSI Bancorp, Inc.”), a Delaware-chartered corporation.

R E C I T A L S:

1. RSI Bank, a New Jersey savings bank (“RSI Bank”), RSI Bancorp, Inc. and RSI Bancorp, M.H.C. (“RSI MHC”), a New Jersey-chartered mutual holding company, and Columbia Bank, a federal savings bank, Columbia Financial and Columbia Bank MHC (“Columbia MHC”), a federally chartered mutual holding company have executed and delivered the Agreement and Plan of Merger, dated as of December 1, 2021, the (“Merger Agreement”), pursuant to which: (i) RSI MHC shall merge with and into Columbia MHC, with Columbia MHC as the surviving entity; and (ii) RSI Bancorp, Inc. shall merge with and into Columbia Financial, with Columbia Financial as the surviving entity.

2. The Boards of Directors of RSI Bancorp, Inc. and Columbia Financial have approved this Mid-Tier Merger Agreement and authorized the execution and delivery of this Bancorp Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Mid-Tier Merger Effective Date (as defined below), RSI Bancorp, Inc. shall merge with and into Columbia Financial (the “Mid-Tier Merger”), with Columbia Financial as the resulting entity (the “Resulting Entity”). The separate existence of RSI Bancorp, Inc. shall cease.

2. Effective Date. The Mid-Tier Merger Effective Date shall be the date, after all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement have been received, set forth in the certificate of merger filed with the Secretary of State of Delaware.

3. Name. The name of the Resulting Entity shall be Columbia Financial, Inc.

4. Offices. The main office of the Resulting Entity shall be 19-01 Route 208 North

Fair Lawn, NJ 07410.

5. Directors and Officers. The officers of Columbia Financial immediately prior to the Mid-Tier Merger Effective Date shall be the officers of the Resulting Entity after the Mid-Tier Merger Effective Date, until their respective successors are duly elected or appointed and qualified. The directors of Columbia Financial immediately prior to the Mid-Tier Merger Effective Date shall be the directors of the Resulting Entity after the Mid-Tier Merger Effective Date, until their respective successors are duly elected or appointed and qualified.

6. Rights and Duties of the Resulting Entity. At the Mid-Tier Merger Effective Date, RSI Bancorp, Inc. shall be merged with and into Columbia Financial, and Columbia Financial shall be the Resulting Entity. The business of the Resulting Entity shall be that of a Delaware-chartered savings and loan holding company as provided in Columbia Financial’s Certificate of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of RSI Bancorp, Inc. shall be automatically transferred to and vested in the Resulting Entity by virtue of such merger without any deed or other document of transfer. The Resulting Entity, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interests and powers were held or enjoyed by RSI Bancorp, Inc.. The Resulting Entity shall be responsible for all of the liabilities, restrictions and duties of every kind and description of RSI Bancorp, Inc., immediately prior to the Mid-Tier Merger, including liabilities for all debts, obligations and contracts of RSI Bancorp, Inc., matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books, accounts or records of RSI Bancorp, Inc., which shall be preserved and shall not be released or impaired.

7. Other Terms. All terms used in this Mid-Tier Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, RSI Bancorp, Inc. and Columbia Financial have caused this Mid-Tier Merger Agreement to be executed as of the date and year first above written.

COLUMBIA FINANCIAL, INC

By:
Name:	Thomas J. Kemly
Title:	President and Chief Executive Officer

RSI BANCORP, INC.

By:
Name:	David R. Taylor
Title:	President and Chief Executive Officer

C-2

Exhibit D

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT dated as of [•] (this “Bank Merger Agreement”), is by and between RSI Bank, a New Jersey state-chartered stock savings bank (“RSI Bank”), and Columbia Bank, a federally chartered stock savings bank (“Columbia Bank”).

WITNESSETH:

WHEREAS, RSI Bank is a wholly owned subsidiary of RSB Bancorp, Inc., a Delaware corporation (“RSB Bancorp”); the authorized capital stock of RSI Bank consists of 2,500 shares of common stock, par value $0.01 per share, of which 1,000 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Columbia Bank is a direct wholly owned subsidiary of Columbia Financial, Inc., a Delaware corporation (“Columbia Financial”);

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated as of December 1, 2021 (the “Merger Agreement”), by and among RSB Bancorp, M.H.C. (“RSI MHC”), RSI Bancorp, RSI Bank, Columbia Bank MHC (“Columbia MHC”), Columbia Financial and Columbia Bank, RSB Bancorp will merge with and into Columbia Financial (the “Mid-Tier Merger”);

WHEREAS, as a result of the merger of RSB Bancorp with and into Columbia Financial, RSI Bank will become a direct wholly owned subsidiary of Columbia Financial;

WHEREAS, the respective Boards of Directors of RSI Bank and Columbia Bank have determined that the merger of RSI Bank with and into Columbia Bank, with Columbia Bank being the surviving institution (the “Resulting Institution”), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the “Bank Merger”) is in the best interests of RSI Bank and Columbia Bank;

WHEREAS, if necessary to facilitate the Bank Merger, RSI Savings Bank will convert from a New Jersey state-chartered savings bank to a New Jersey state-chartered stock savings association for a moment in time only (the “Charter Conversion”);

WHEREAS, it is anticipated that the Bank Merger would occur immediately after the Mid-Tier Merger;

WHEREAS, this Bank Merger Agreement has been approved by the unanimous written consent of the sole shareholders of each of RSI Bank and Columbia Bank;

WHEREAS, the Bank Merger has been approved by the Office of the Comptroller of the Currency (the “OCC”) and the New Jersey Department of Banking and Insurance (the “NJDOBI”) and, if applicable, the Charter Conversion has been approved by the applicable Bank Regulators.

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1.       Merger. At and on the Effective Time (as defined below) of the Bank Merger, RSI Bank shall be merged with and into Columbia Bank with Columbia Bank surviving as the Resulting Institution. Columbia Financial shall be the owner of 100% of the outstanding common stock of the Resulting Institution.

2.       Charter Conversion. If required to facilitate the Bank Merger, immediately prior to the Effective Time of the Bank Merger, and solely to facilitate the Bank Merger, RSI Bank shall undergo the Charter Conversion.

3.       Effective Time. The Bank Merger will be effective upon the time and date specified in the notice filed with the OCC and the Certificate of Merger filed with the NJDOBI as the Effective Time of the Bank Merger, as the case may be (the “Effective Time”), which shall in no event be earlier than the Mid-Tier Merger Effective Time.

4.       Charter. At the Effective Time, the charter of Columbia Bank as in effect immediately prior to the Bank Merger shall be the charter of the Resulting Institution, until thereafter amended in accordance with applicable law.

5.       Name. The name of the Resulting Institution shall be Columbia Bank.

6.       Offices. The principal office and branch offices of RSI Bank are set forth on Exhibit A hereto. The principal office and branch offices of Columbia Bank are set forth on Exhibit B hereto. At the Effective Time, the principal office and the branch offices of the Resulting Institution shall be those offices set forth on Exhibit C hereto.

7.       Directors and Officers. The officers and directors of Columbia Bank immediately prior to the Effective Time shall be the officers and directors of the Resulting Institution immediately after the Effective Time. In addition, [•], a current director of RSI Bank, shall also be appointed as a director of the Resulting Institution to be effective immediately following the Effective Time.

8.       Rights and Duties of the Resulting Institution. The business of the Resulting Institution shall be that of a federally chartered stock savings bank, as provided for in its charter and under applicable federal law and the related regulations of the OCC. All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of RSI Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer. The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by RSI Bank and Columbia Bank, respectively. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both RSI Bank and Columbia Bank immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of RSI Bank and Columbia Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of either RSI Bank or Columbia Bank. Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable OCC and Federal Deposit Insurance Corporation regulations. All rights of creditors and other obligees and all Liens on property of either RSI Bank or Columbia Bank shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired. The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution. As a result of the Bank Merger, each holder of a deposit account in RSI Bank as of the Effective Time of the Bank Merger shall have the same rights and privileges in Columbia Bank and Columbia MHC as if such deposit account had been established at Columbia Bank on the date established at RSI Bank, and all deposit accounts established at RSI Bank prior to the Effective Time of the Bank Merger shall confer on a depositor the same rights and privileges in Columbia Bank and Columbia MHC as if such deposit account had been established at Columbia Bank on the date established at RSI Bank.

9.       Effect on Shares of Stock.

(a)       Each share of Columbia Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)       At the Effective Time, each share of RSI Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Columbia Bank or the holder thereof, be cancelled. No shares of capital stock of Columbia Bank or any other consideration shall be issuable or exchangeable with respect to shares of RSI Bank common stock.

10.       Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States of America.

11.       Amendment. This Bank Merger Agreement may be amended, modified or supplemented only by written agreement of RSI Bank and Columbia Bank at any time prior to the Effective Time.

12.       Waiver. Subject to applicable law, any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party.

13.       Successors and Assigns. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Bank Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.       Termination. This Bank Merger Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms. This Bank Merger Agreement also may be terminated at any time prior to the Effective Time by mutual consent of RSI Bank and Columbia Bank in a written instrument, if and to the extent authorized by the respective Boards of Directors of RSI Bank and Columbia Bank. In the event of the termination of this Bank Merger Agreement as provided in this Section 14, this Bank Merger Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Bank Merger Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except as otherwise provided in Merger Agreement.

15.       Conditions Precedent. The obligations of the parties under this Bank Merger Agreement to consummate the Bank Merger shall be subject to: (i) receipt of approval of the Bank Merger and the Charter Conversion, if required, from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC and the NJDOBI; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger; and (iii) consummation of the merger of RSB Bancorp with and into Columbia Financial in accordance with the terms and conditions of the Merger Agreement.

16.       Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

17.       Countersignatures. This Bank Merger Agreement may be executed by facsimile or other electronic means and in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties have caused this Bank Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Attest:		RSI Bank

By:		By:
Name:	Rachael Faillace	Name:	David R. Taylor
Title:	Secretary	Title:	President and Chief Executive Officer

Attest:		COLUMBIA BANK

By:		By:
Name:	Mayra L. Rinaldi	Name:	Thomas J. Kemly
Title:	Secretary	Title:	President and Chief Executive Officer